Exhibit 99

March 16, 2007	Contacts: Rhonda Smith	Mike O'Brien
	Assistant Treasurer	Vice President
	Banking & Investor Relations	Corp. Communications
	703-709-6895	703-709-6709
	rhonda.smith@nrucfc.coop	mike.obrien@nrucfc.coop

National Rural Utilities Cooperative Finance Corporation Gains Positive Outlook from Fitch; Renews Credit Agreement with Banks

Herndon, VA. National Rural Utilities Cooperative Finance Corporation's (CFC) credit rating Outlook was revised by Fitch Ratings from Stable to Positive on February 23, 2007. Fitch Ratings also affirmed CFC's long-term issuer default rating at "A" and short-term rating of "F-1". According to Fitch Ratings, an "A" rating denotes high credit quality, low credit risk, and a strong capacity to meet financial commitments.

On March 12, 2007 Standard and Poor's confirmed CFC's long-term counterparty credit rating of A and short-term counterparty credit rating of "A-1", both with a Stable outlook. On March 12, 2007, Moody's Investors Service affirmed that it has assigned a credit rating of "A1" to CFC's collateral trust bonds, "A2" to CFC's medium term notes, "A3" to CFC's subordinated notes and "Prime-1" to CFC's commercial paper.

Fitch Ratings, Moody's Investor Service and Standard and Poor's are Nationally Recognized Statistical Rating Organizations as determined by the U.S. Securities and Exchange Commission. The ratings listed above have the meanings assigned to them by the respective rating agencies, are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by the rating organizations. Each rating should be evaluated independently of any other rating.

On March 16, 2007, each of nineteen banks acknowledged performing an independent credit analysis of CFC and committed to provide $2,250 million of available revolving credit to CFC for commercial paper back-up and general corporate purposes. CFC entered into a $1,125 million five-year agreement that expires on March 16, 2012, and CFC also entered into a $1,125 million 364-day credit agreement that expires on March 15, 2008, each with a syndicate of nineteen banks. JPMorgan Chase Bank, N.A. is the administrative agent on both facilities. Any amount outstanding under the 364-day credit facility may be converted to a one-year term loan at maturity. CFC's five-year credit agreement totaling $1,025 million dated March 22, 2006, is still in

Exhibit 99

effect and expires on March 22, 2011. The three facilities combined provide borrowing capacity of $3,275 million.

All three of the credit agreements require CFC to comply with maximum leverage and minimum times interest earned ratio covenants as defined in the agreements. None of the agreements contain a material adverse change provision. If CFC were to borrow funds under any of the agreements, it would be required to repay the amount borrowed plus interest at variable rates that are specified in the agreements. CFC has not borrowed under any of the three facilities.

On March 16, 2007, CFC terminated it's existing $1,025 million 364-day revolving credit agreement which was scheduled to expire March 21, 2007, and terminated the existing $1,975 million five-year credit agreement which was due to expire March 23, 2010, as a condition of the two new agreements.

"CFC appreciates the confidence that the rating agencies and banking groups have in our underlying structure and operations," said CFC Chief Financial Officer Steve Lilly. "We are particularly pleased that Fitch has recognized the strides we've made toward reducing risk factors and expanding our financing options through syndications."

CFC's Governor and CEO Sheldon C. Petersen echoed Lilly's remarks. "CFC represents the electric cooperative network in the capital markets. Both CFC and the network are strong and thriving. With the help of our capital markets investors, we look forward to serving rural America for many years to come."

Court Approves Appointment of Chapter 11 Trustee for the Bankruptcy Estates of ICC's Parents

In furtherance of orders entered on February 13, 2007, by the United States District Court for the Virgin Islands, Bankruptcy Division, on March 12, 2007, the United States Trustee appointed Steven A. Felsenthal as examiner for the Chapter 11 bankruptcy estate of Jeffrey J. Prosser, individually. In addition, on March 14, 2007, the court approved the appointment of Stan Springel as Chapter 11 Trustee for each of the bankruptcy estates of Innovative Communications Company, LLC (ICC-LLC), a Delaware limited liability company, and Emerging Communication, Inc, a Delaware corporation (Emcom).

Prosser, ICC-LLC and Emcom on February 20, 2007, filed a notice of appeal with the District Court relative to the Bankruptcy Judge's orders granting the U.S. Trustee's motion to appoint a Chapter 11 trustee. Prosser, ICC-LLC and Emcom had also requested a stay from the Bankruptcy Judge of the February 13, 2007, order, seeking to delay the appointment of a Chapter 11 trustee, which was denied on March 14, 2007. Later that day, Debtors filed a similar motion seeking a stay from the District Judge, which has not yet been ruled upon.

Rural Telephone Finance Cooperative (RTFC), a controlled affiliate of CFC, is the primary secured lender to Innovative Communication Corporation, a Virgin Islands corporation (ICC). ICC's immediate 100 percent parent is Emcom. Emcom's controlling parent is ICC-LLC. Mr. Prosser is the sole owner of ICC-LLC and the indirect majority shareholder and chairman of ICC. RTFC's collateral includes: (i) a series of mortgages, security agreements, financing statements, pledges and guaranties creating liens in favor of RTFC on substantially all of the assets and

Exhibit 99

voting stock of ICC, (ii) a direct pledge of 100% of the voting stock of ICC's USVI local exchange carrier subsidiary, Vitelco, (iii) secured guaranties, mortgages and direct and indirect stock pledges encumbering the assets and ownership interests in substantially all of ICC's other operating subsidiaries and certain of its parent entities, including Emcom and ICC-LLC, and (iv) a personal guaranty of the loans from Mr. Prosser. Based on its analysis, CFC believes that it is adequately reserved for its exposure to ICC.

CFC is a not-for-profit finance cooperative that serves the nation's rural utility systems, the majority of which are electric cooperatives and their subsidiaries. With approximately $18 billion in assets, CFC provides its member-owners with an assured source of low-cost capital and state-of-the-art financial products and services.

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